EXHIBIT 99.1

Contact:  Mark Hord
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7440

FOR IMMEDIATE RELEASE

ViewPoint Financial Group, Inc. Announces Restructuring of Certain FHLB Advances

PLANO, Texas, November 17, 2010 ... ViewPoint Financial Group, Inc. (NASDAQ:VPFG), (the “Company”) today announced that it has prepaid and restructured $91.6 million in fixed-rate Federal Home Loan Bank (“FHLB”) advances. These advances had a weighted average rate of 4.15% and an average term to maturity of approximately 2.6 years. The Company replaced these advances with $91.6 million of new, lower-cost FHLB advances with a weighted average rate of 1.79% and an average term to maturity of approximately 5.0 years.

The early repayment of the debt will result in a prepayment penalty of $5.4 million, which will be amortized to interest expense in future periods as an adjustment to the cost of the new FHLB advances. The effective rate of the new advances after accounting for the prepayment penalty is 2.98%. The Company estimates that the restructuring will reduce interest expense on a pre-tax basis by approximately $1.1 million in the first year.

“This restructuring will position us well from an interest rate risk perspective by extending duration in today’s low interest rate environment while reducing costs,” said Pathie McKee, Executive Vice President and Chief Financial Officer. “The transaction is part of our strategy to improve our net interest margin and reduce our cost of funds.”

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 15 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.

When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K and in Item 1.A. of our Form 10-Q for the quarterly period ended September 30, 2010, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake – and specifically declines any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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